Exhibit 10.1
October 4, 2007
Mr. Robert Giardina
c/o Town Sports International Holdings, Inc.
5 Penn Plaza
New York, NY 10001
Dear Bob:
     This letter agreement confirms the terms that Town Sports International, LLC (the “Company”) is offering you in connection with your resignation from the employ of the Company and its affiliates and from all officer and director positions that you currently hold with the Company and its affiliates other than as a director of Town Sports International Holdings, Inc. (“TSI Holdings”).
     1. Resignation Date. The effective date of your resignation from the employ of the Company and its affiliates in all capacities (other than as a director of TSI Holdings) shall occur on October 31, 2007 (the “Resignation Date”). During the period through the Resignation Date, you shall continue to perform the duties associated with your position and shall receive your base salary at the rate in effect on the date hereof, participate in the Company’s benefit plans in accordance with their terms and your options to purchase TSI Holdings common stock shall remain outstanding and continue to vest. You shall be paid for any accrued, but not taken, PTO (personal time off) days in accordance with the Company’s prevailing payroll practices.
     2. Severance Benefits. In return for your execution and delivery of this Agreement, and subject to the terms of this Agreement:
     (a) The Company shall continue to pay you your base salary (at the rate in effect on the Resignation Date) for a period commencing on the Resignation Date and ending on March 15, 2008 (the “Severance Period”), as severance, payable in accordance with the Company’s prevailing payroll practices; provided, however, that the last installment of severance shall be in respect of a full month of base salary for the month of March 2008.
     (b) You shall be entitled to receive the annual bonus under the terms of the Company’s Bonus Plan for 2007 that you would have received had you remained in the employ of the Company through the payment date of such 2007 bonus, which amount shall be payable at such time as bonuses are paid to the Company’s employees generally.
     (c) The Company shall continue (or provide comparable substitute coverage) your health and dental coverage, and continue to pay that portion of the premium that it pays for active employees at such times as the Company makes such payments for its active employees until the earlier of December 31, 2012 and the date on which you are eligible for coverage under another comparable plan. You agree to promptly notify the Company in writing in the event that you are eligible for coverage under another such plan. This period shall run concurrently with the Company’s obligations pursuant to COBRA and the Company may require you to elect COBRA for the applicable period.
     (d) During the Severance Period, each of you, your wife (April) and two daughters (Allison and Jennifer) may continue a Passport Membership at no cost (provided however that such memberships shall cease in the event you commence employment or a consulting role with a competitor of the Company or in the event of your material breach of this Agreement). The aforementioned membership is subject to all of the Company’s rules, regulations and policies currently in effect and as may be amended from time to time (the “Rules”).
     (e) During the Severance Period, you agree to be available to the Company to provide certain consulting and advisory services at such times as may be reasonably requested by the Company. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with the performance of such services, provided that such expenses shall not be required to be incurred by you, and shall not be reimbursed, unless such expenses have been approved in writing in advance by the Chief Executive Officer or Chief Financial Officer of the Company.
     3. Consulting Engagement.
     (a) You hereby agree to serve, and the Company hereby agrees to retain you, as a consultant to the Company for the period (the “Consulting Period”) beginning April 1, 2008 through and including March 31, 2009, provided that the Consulting Period may be terminated prior to the aforementioned expiration date by either party upon 30 days prior written notice without any further liability. Your services hereunder during the Consulting Period will consist of such consulting and advisory services, and will be provided at such times, as may be reasonably requested from time to time by the Company. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with the performance of such consulting and advisory services, provided that such expenses shall not be required to be incurred by you, and shall not be reimbursed, unless such expenses have been approved in writing in advance by the Chief Executive Officer or Chief Financial Officer of the Company.
     (b) In consideration for the consulting services to be performed hereunder and for entering in the Release, the Company will pay you a monthly fee of five thousand dollars ($5,000). Such payments shall commence on April 30, 2008 and shall be payable in arrears on the last day of each month, pro rated for the number of days elapsed in any month in which the Consulting Period is earlier terminated. In addition, during the Consulting Period, each of you, your wife (April) and two daughters (Allison and Jennifer) may continue a Passport Membership at no cost (provided however that such memberships shall cease in the event you commence employment or a consulting role with a competitor of the Company or in the event of your material breach of this Agreement). The aforementioned membership is subject to all of the Rules.
     (c) You understand that, as a consultant, you will not be entitled to receive benefits available to Company employees, including, but not limited to, health, dental, life and disability insurance and participation in any 401(k) plan except by virtue of Section 2 above. In addition, you shall be responsible for the payment of taxes and the Company shall not withhold any amounts in satisfaction of such taxes, unless required to do so by law. You further agree that if any portion of the consulting fee is deemed by the Internal Revenue Service, or any other federal or state governmental agency, to be taxable and to have been subject to withholding, you will pay all taxes, as well as all penalties and interest, the Company is found to owe and you will indemnify, defend and hold the Company harmless with respect to any claims, demands, actions or causes of action relating to liability for, and/or collection of, any such taxes, penalties and/or interest.
     (d) Nothing contained in this Agreement shall be construed as creating an agency relationship between you and the Company and, without the Company’s prior written consent, you shall have no authority hereunder to bind the Company or make any commitments on the Company’s behalf. You shall not take any action in connection with the rendering of your services hereunder which you reasonably believe would cause any third party to assume that you have such authority.
     4. Release.
     (a) In consideration of the obligations contained in Section 2 of this Agreement and for other valuable consideration, you (for yourself, your heirs, legal representatives, executors or administrators (collectively, your “Representatives”)) hereby release and forever discharge the Company, TSI Holdings, their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the date of execution of this Agreement, including, but not limited to, those arising during or in any manner out of your employment with, or your resignation from, the Company, or anything else that may have happened up to and including the day you sign this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; and commissions; tort; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement, stock option or any other benefits; the Fair Labor Standards and the Equal Pay Acts (29 U.S.C. §201, 29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the

Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New York State Human Rights Law, New York Administrative Code), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside.
     (b) Notwithstanding the foregoing, the release set forth in Section 4(a) and the release referenced in Section 4(e), shall not apply to (i) the obligations of the Company under this Agreement, (ii) your vested benefits under the Company’s 401(k) plan, (iii) your rights as a director of TSI Holdings and (iv) the Company’s obligations under the 2004 Option (as defined and set forth below in Section 5). You further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, TSI Holdings or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as an employee or officer of the Company, TSI Holdings or any of their respective subsidiaries or affiliates and your resignation therefrom. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 4 only in exchange for consideration in addition to anything of value to which you are already entitled.
     (c) You represent and agree that you have not filed any lawsuits against any Released Party, or filed or caused to be filed any charges or complaints against any Released Party with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, to the maximum extent permitted by applicable law, not to sue or file a charge or complaint against any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any claim, suit, action, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Agreement, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce this Agreement. With respect to the claims you are waiving herein, you are waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.
     (d) Nothing in this release shall affect the Company and TSI Holdings’ obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as a director or officer of the Company, TSI Holdings and their respective subsidiaries and affiliates. The Company shall continue to maintain directors and officers liability insurance with respect to actions or omissions by you as an officer or director of TSI Holdings, the Company (or any of its subsidiaries) to the fullest extent permitted by law in the same manner that it maintains such insurance for other officers and directors.
     (e) As a further condition to the payments under Section 2, you shall be required to execute a release of claims through the Resignation Date in substantially the form of this Section 4.

     5. Options. Your options to purchase TSI Holdings common stock granted on February 4, 2004 (the “2004 Option”) pursuant to the 2004 Stock Option Plan, to the extent vested as of the Resignation Date, shall remain outstanding for the post-termination exercise period specified in the applicable option agreement (until 90 days after the Resignation Date). Such vested options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised. That portion of the 2004 Option that is unvested shall be forfeited on the Resignation Date without any payment. Notwithstanding anything to the contrary contained in the 2006 Stock Incentive Plan or the applicable option agreement, the options to purchase 50,000 shares of TSI Holdings common stock granted to you on August 7, 2007 shall be forfeited without any payment made therefor.
     6. Club Membership. Commencing at the conclusion of the Consulting Period (but in no event prior to May 1, 2008), each of you, your wife (April) and two daughters (Allison and Jennifer) may continue a lifetime Passport Membership at no cost (provided however that such memberships shall cease in the event you commence employment or a consulting role with a competitor of the Company or in the event of your material breach of this Agreement). The aforementioned membership is subject to all of the Rules.
     7. No Other Compensation or Benefits; Director Compensation. Except as otherwise specifically provided herein or by virtue of your service on the Board of Directors of TSI Holdings, you shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, TSI Holdings or any of their respective subsidiaries or affiliates on or after the Resignation Date. In addition, you acknowledge and agree that during the Severance Period and Consulting Period, you shall not be entitled to receive compensation as a non-employee director. Following the expiration or earlier termination of the Consulting Period, you shall be eligible for compensation as a non-employee director in accordance with the compensation practices of TSI Holdings as they are in effect from time to time.
     8. Return of Company Property. On or prior to the Resignation Date, you agree to deliver to the Company all Company property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, Company credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you shall not retain any copies thereof. You also agree to leave intact all electronic Company documents, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement. Notwithstanding the foregoing, you shall be permitted to retain the cell phone (and number) provided by the Company, at your expense after the Resignation Date.
     9. Breach. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event you breach this Agreement, the Company is entitled to appropriate injunctive relief (which shall also apply to threatened breaches of this Agreement) and retains the right to recoup any and all payments and benefits provided for in this Agreement, any damages suffered by the Company, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such payments and/or benefits have not been fully made to you, the Company reserves its rights to stop all such future payments and/benefits. You agree that in the event you bring a claim covered by the release in Section 4 (including the release described in Section 4(e)) in which you seek damages against the Company or any other Released Party or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.
     10. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     11. Nondisclosure of Confidential Information.
     (a) You acknowledge and agree that in the course of your employment with the Company, you have acquired certain Confidential Company Information which you knew or understood was confidential or proprietary to the Company and which, as used in this Agreement, means: information belonging to or possessed by the Company which is not available in the public domain, including, without limitation (i) information received from the customers, suppliers, vendors, employees or agents of the Company under confidential conditions; (ii) customer and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (iv) the Company’s confidential accounting, tax, or financial information, results, procedures and methods; (v) information relating to existing claims, charges and litigations; (vi) sales proposals, demonstrations systems, sales material; and (vii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. You understand that such Confidential Company Information has been disclosed to you for the Company’s use only. You understand and agree that you (i) shall not disclose or communicate Confidential Company Information to any person or persons; and (ii) shall not make use of Company Confidential Information on your own behalf, or on behalf of any other person or persons. You shall give immediate notice to the Company if you are ordered by a court or otherwise compelled by law to reveal any Confidential Company Information to any third party. In view of the nature of your employment and the nature of the Company Confidential Information you have had access to (and shall continue to have access to through the Consulting Period), you acknowledge and agree that any unauthorized disclosure to any person or persons of Company Confidential Information, or other violation or threatened violation of this Agreement shall cause irreparable damage to the Company and that, therefore, the Company shall, in addition to any other available remedy, be entitled to an injunction prohibiting you from any further disclosure, attempted disclosure, violation or threatened violation of this Agreement.

     Nothing contained in Sections 11, 12 and 13 of this Agreement is intended to limit your fiduciary duties to TSI Holdings and its subsidiaries and your obligations under applicable securities laws in your capacity as a director of TSI Holdings.
     12. Non-Compete and Non-Solicitation.
     (a) In consideration of the payments and benefits received pursuant to this Agreement, you agree that from the date hereof through two years following the later of (i) the end of the Consulting Period and (ii) the conclusion of your service as a member of the Board of Directors (the “Restricted Period”), you shall not directly or indirectly own, manage, control, participate in, consult with, be employed by, render services for, or in any manner engage in, any business competing directly or indirectly with the business as now or hereafter conducted by the Company or the businesses which are logical extensions of the Company’s current business, within any metropolitan area in which the Company engages or has definitive plans to engage in such business during the Consulting Period or the period in which you are a director of TSI Holdings; provided, that you shall not be precluded from purchasing or holding publicly traded securities of any such entity so long as you hold less than 2% of the outstanding units of any such class of securities and have no active participation in the business of such entity. Notwithstanding the foregoing, you hereby agree that you shall not directly or indirectly own, manage, control, participate in, consult with, be employed by, render services for any competitor in the United States that had revenues during the preceding year of at least $30 million or any of the following entities: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Sports & Health, Lifetime or Bally’s (or any of their successors) for three years following the later of (i) the end of the Consulting Period and (ii) the conclusion of your service as a member of the Board of Directors.
     (b) In consideration of the payments and benefits received pursuant to this Agreement, you agree that through the Restricted Period, you shall not: (i) induce or attempt to induce any employee or consultant of the Company to leave the employ or services of the Company, or in any way interfere with the relationship between the Company and any employee or consultant thereof; or (ii) hire any person who was an employee of the Company at any time during your employment period for a position which would compete with the business of the Company in the Company’s markets as of the date hereof, except for such employees who have been terminated for at least six months.
     (c) In consideration of the payments and benefits received pursuant to this Agreement, you agree that through the Restricted Period, you shall not, directly or indirectly: (i) solicit or attempt to enter into a contractual relationship with any customer, supplier, vendor, licensee, franchisee or other business relation of the Company, which relationship will have an adverse impact on the Company in a market in which the Company does business during the Consulting Period or the period in which you serve as a director, without prior approval from the Company; or (ii) induce or attempt to induce any customer, supplier, vendor, licensee, franchisor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.

     13. Non-Disparagement; Cooperation.
     (a) You understand and agree that as a condition for payment to you of the consideration herein described, you, on your behalf and on behalf of your Representatives, shall not (and your Representatives shall not) at any time engage in any form of conduct, or make any statements or representations that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, stockholders, subsidiaries, parents, and/or other affiliates.
     (b) From and after the Resignation Date, you shall (i) cooperate in all reasonable respects with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any dispute, action, proceeding, investigation or litigation involving the Company or any of its affiliates, including, without limitation, any such dispute, action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning the Company which may be in your possession. The Company shall, as a condition to your obligations under this Section 13(b), reimburse you for any reasonable out of pocket expenses incurred as a result of such cooperation, provided that such expenses have been approved in writing in advance by an executive officer of the Company.
     14. Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court within New York (which courts, together with all applicable appellate courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
     15. Entire Agreement/Severability. You understand and agree that this Agreement contains the entire understandings and agreements between the parties hereto with respect to the subject matter hereof. For avoidance of doubt, nothing contained herein shall have any effect on your rights and obligations under the Registration Rights Agreement, dated February 4, 2004, as amended. The parties agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties, hereto. If any provision of this Agreement is held by a Court to be invalid, the remaining provisions shall remain in full force and effect.
     16. Acceptance. You shall have twenty-one (21) days from the date set forth above to consider the terms of this Agreement. In order to receive the benefits and payments provided for by Section 2 of this Agreement and for the Company to retain you as a consultant, you must execute this Agreement and return it to the Company addressed to the Company, Attention: General Counsel, at the address specified in Section 22 so that it is received any time on or before the expiration of the 21-day period. After executing the Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth in Section 22 no later than the seventh (7th) day following the date you executed the Agreement. In the event you do not accept this Agreement or in the event you revoke this Agreement during the Revocation

Period, the obligations of the Company to make the payments and provide the benefits set forth herein shall automatically be deemed null and void. No payments or benefits shall be paid or provided under Section 2 of this Agreement until the Resignation Date so long as you have signed this Agreement, the Release attached hereto and the applicable Revocation Period has expired without a revocation by you.
     17. Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 4. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor. You also acknowledge that you have been given up to twenty-one (21) days to consider this Agreement and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.
     18. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, shall constitute or be construed as an admission of liability or wrongdoing by either party.
     19. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.
     20. Taxes; Section 409A. All payments hereunder shall be subject to all applicable federal, state and local tax withholding obligations. It is intended that the payments provided for herein are intended to comply with the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In the event, however, that any such payments are determined to be subject to Section 409A, then the Company will make such adjustments as are reasonably required to comply with such section, including delaying any such payments that would have been required to be paid to you pursuant to this Agreement during the first six months following the Resignation Date until the end of such six-month period in accordance with the requirements of Section 409A. In addition, any expense reimbursement under Section 2(e), 3(a) or 13(b) hereof shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The resignation of your employment on October 31, 2007 is intended to constitute a “separation of service” for purposes of Section 409A. Without limiting the generality of the foregoing, the amount of time that you will provide in your capacity as a director of TSI Holdings and as a consultant to the Company shall not exceed 40% of the time spent by you in performing services for TSI Holdings and the Company for the thirty-six months preceding the Resignation Date.

     21. Third Party Beneficiaries. You acknowledge and agree that TSI Holdings and all its direct and indirect subsidiaries (other than the Company) are third party beneficiaries of this letter agreement. Without limiting the foregoing sentence, TSI Holdings and such subsidiaries may enforce this letter agreement against you.
     22. Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: if to you, to the address in the Company’s payroll records; if to the Company, at 5 Penn Plaza, 4th Floor, New York, NY 10001, Attn: General Counsel, or to such other address as either party may furnish to the other in writing in accordance with this Section 22. Notices of change of address will be effective only upon receipt.
     We look forward to continuing a mutually rewarding working relationship.

TOWN SPORTS INTERNATIONAL, LLC

By:	\s\

Name: Alex Alimanestianu
Title: President

\s\

Robert Giardina

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